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                                                                 Exhibit 4.3

THIS AGREEMENT, effective August 1, 1997, is

BETWEEN:

     DSI Datotech Systems Inc., a company duly incorporated under the laws of the Province of British Columbia, having its Registered and Records Office at #1750-750 West Pender Street, Vancouver, British Columbia

     (the "Company")
                                                       THE FIRST PART

AND:

     EDWARD C. PARDIAK HOLDINGS LIMITED. a corporation incorporated under the laws of Ontario, Canada and having an office at 501-738 Broughton Street, Vancouver, B.C. V6G 3A7

                   (the "Contractor")

                                                      THE SECOND PART

WHEREAS:

     A. The Company is involved in the business of developing a gesture based data input technology among other input systems and acquiring complementary technology based businesses and/or assets;

     B. The sole voting shareholder of the Contractor is Edward Pardiak ("Pardiak");

C. The Company desires to retain the Contractor to manage the Company in evolving from a research and development company to a company with cash flow generated from the sale and/or licensing of its products pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and conditions herein contained, the parties hereto covenant and agree each with the other as follows:

1.        The preamble hereto shall form an integral part of this Agreement.

2.        This Agreement is subject to the approval of each of the following:




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     (i) the Board of  Directors of the Company;  and (ii) the  Vancouver  Stock
Exchange.
     (ii) the Vancouver Stock Exchange


Duties of the Contractor

     3. The Company agrees to employ the Contractor, and the Contractor agrees to provide "Pardiak" to serve, as the Chief Financial Officer and the Chairman of The Board of Directors of the Company to oversee the Company's administration and control pursuant to the terms and conditions of this Agreement and as required by the British Columbia Company Act.

     4. The Contractor will have the following duties:

     (a) overseeing administration of the day to day affairs of the Company and any subsidiary;

     (b) providing liaison and instructions with the Company's auditors, accountants and lawyers;

     (c) developing financial plans for actual or proposed development of the Company's technology, or that of the Company's subsidiaries, if any;

     (d) aiding in the negotiating and concluding of, but not limited to, financings, mergers and acquisitions, dispositions, joint ventures, strategic alliances and licensing and royalty agreements;

     (e) being an integral part of the negotiating and concluding of future financings of the Company as required from time to time to carry out those matters referred to in clauses (c) and (d), and in particular not be less then $2,500,000 shall be raised by July 31, 1998. All of the aforementioned financings can emanate from any source but shall be subject to the approval of the Board of Directors

     (f) coordinating the dissemination of news of the Company to the public and to shareholders of the Company; and

     (g) serving as the manager of departments (e.g. marketing & business development) until such time as the Company can hire individuals to fill those positions.

     5. The Contractor agrees that it shall, during the term of this Agreement, perform the functions of the Contractor under this Agreement full-time, subject to such reasonable amounts of time, including time during regular business hours, that it may spend on other matters, and the Contractor will performs said functions faithfully, diligently, to the best of its abilities and in the best interests of the Company.



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     6. The term  subsidiary  as used herein  means any company or  companies of which more than fifty per cent of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such company or companies) are owned by or held for the Company and/or any other company in like relation to the Company and include any company in like relation to the subsidiary.

Term of this Agreement

     7. The term of this Agreement shall be two years commencing on the date first written above.

     8. Provided the Contractor is not in default hereunder, this Agreement shall automatically renew for a further one year term, and shall successively renew for further one year terms, and salary may be re-negotiated. The Company can elect not to renew this Agreement for any further term by giving to the Contractor written notice of non-renewal sixty days before the renewal date, in which case this Agreement will terminate at the end of the sixty day notice period. The Company will pay to the Contractor on the date of termination the equivalent in dollars to one year's compensation under this Agreement.

Compensation to the Contractor

     9. For the Contractor's services under this Agreement, the Company shall:

     (a) pay to the Contractor a fee in the amount of $10,000 (gross) per month;

     (b) effective on the signing of this Agreement, pay a reasonable amount for all premium costs of a benefit package for "Pardiak" and his immediate family. Such benefit package to include life insurance at three times the Contractor's annual fee, accidental death and dismemberment, extended health, long-term disability and dental;

     (c) pay to the Contractor fee as set out in paragraph 9(a) above prior to obtaining Vancouver Stock Exchange approval of this Agreement; in the event that the Vancouver Stock Exchange refuses to approve this fee and will only approve a lower fee, then the Contractor will reimburse the Company the difference, but the Company shall use its best efforts to obtain Vancouver Stock Exchange approval to this Agreement;

     (d) in addition to statutory holidays, provide to the Contractor an annual paid vacation of 20 working days to be taken when the Contractor deems appropriate in consideration of the Company's operational requirements. The Contractor may not accumulate and use in any subsequent year vacation entitlement that was unused in a previous year. If at the end each year and at the end of this Agreement the Contractor has unused



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     vacation  time to its credit,  then the Company will pay to the  Contractor the equivalent in cash;

     (e) pay to the Contractor a car allowance in the amount of $300 per month; and

     (f) pay to the Contractor bonuses associated with but not limited to financings, mergers and acquisitions, dispositions, joint ventures, strategic alliances and licensing and royalty agreements as determined by the Company's Board of Directors from time to time and subject to the approval of Vancouver Stock Exchange.

10. The Company shall reimburse the Contractor for all expenses actually and properly incurred by the Contractor on behalf of the Company in carrying out its duties and performing its functions under this Agreement provided that for all expenses the Contractor shall furnish relevant statements and vouchers to the Company prior to reimbursement.

Escrow Shares

     11. Subject to acceptance by the Vancouver Stock Exchange, the Company will allot and issue to the Contractor, or if unable to obtain such acceptance, then issue to Segev, upon the receipt of payment in full of $0.01 per share as fully paid and non-assessable 1,300,000 common shares ("Contractor's Performance Shares") to be escrowed in accordance with the escrow agreement attached as schedule 1 hereto, the release of which will be based on the following: the number of Performance Shares to be released will be determined by calculating the Company's Cumulative Cash flow (as that term is defined in Local Policy 3-07 of the British Columbia Securities Commission, or such other equivalent section or policy that governs the release of performance shares) not previously applied towards the release of any outstanding escrow or allotted shares issued by the Company, divided by the earn out price where the earn out price is $0.25.

Indemnity

     12. The Company will indemnify the Contractor and "Pardiak" in respect of its acts or omissions under this Agreement and as the Chief Executive Officer of the Company to the extent permitted by Part 19 of the Company's Articles of Incorporation and to the extent permitted by law.

     13. The Company will diligently pursue the obtaining of directors and officers insurance and secure such insurance for the benefit of "Pardiak".

Restrictions on the Contractor

     14. The Company is aware that the  Contractor  has now and will continue to
provide  limited  management   services  to  other  companies  and  the  Company
recognizes that these companies


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          will require a certain portion of the  Contractor's  time. The Company agrees that the Contractor may continue to provide services to such outside interests, provided that such interests do not conflict with its duties under this Agreement.

     15. The Contractor shall nor, except as authorized or required by its duties or required by law, reveal or divulge to any person or companies any of the trade secrets, or secret or confidential information concerning the Company or its subsidiaries which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company's business or may be likely so to do. This restriction shall continue to apply for 24 months after the termination of this Agreement, and such longer time as is required by the laws of fiduciary duties, but shall cease to apply to information or knowledge which may come into the public domain.

Termination

     16. This Agreement may be terminated forthwith by the Company without prior notice if, at any time the Contractor or "Pardiak", while in the performance of the duties under this Agreement:

     (a) is guilty of conduct which at common law constitutes just cause for termination of employment;

     (b) becomes bankrupt;

     (c) is unable to perform the required duties under this Agreement for a period of greater than 90 days after due notice by the Company; or

     (d) dies.

     17. The Contractor may terminate this Agreement by giving the Company ninety days written notice delivered to the Company, and upon the 90th day the Company will pay the Contractor all amounts due to that date and thereafter the Contractor will not be entitled to any further payments.

     18. If the Company terminates this Agreement pursuant to paragraph 16, then no further payments are due to the Contractor.

19. If the Company terminates this Agreement other than pursuant to paragraph 16 or paragraph 8, then the Company must pay to the Contractor a termination fee in an amount equal to the greater of one year's compensation under this Agreement and the total compensation that remains outstanding under the term of this Agreement.




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     20. In all  instances,  following  the  termination  of this  Agreement the
Company will use its best efforts to make applications for release of the Contractor's Performance Shares on a timely basis if any of the Contractor's Performance Shares are eligible for release from escrow, and will cause the Company's auditors to make the calculation for which on a timely basis.

Solvency

     21. If the Company's working capital is less than $250,000 then the Company will defer, without interest or penalty, cash payments owing to the Contractor pursuant to this Agreement in accordance with the following:

     (a) the Company will resume full payments to the Contractor when the Company's working capital balance exceeds $500,000;

     (b) the Company will determine the repayment schedule to fully reimburse the Contractor all outstanding arrears when the Company's working capital exceeds $500,000.

     (c) the Contractor will not secure any debts owing to it by the Company

General

     22. Time shall be of the essence in this Agreement.

     23. The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

     24. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof

     25. The following rules shall be applied in interpreting this Agreement:

     (a) this Agreement shall inure to the benefit of an be binding upon each of the parties hereto and their respective successors and permitted assigns;

     (b) any reference herein to the Company or the Contractor shall include their respective successors and permitted assigns;

     (c) if any provision of this Agreement or any part thereof shall be found or determined to be invalid it shall be severable from this Agreement and the remainder of this Agreement shall be construed as if such invalid provision or part has been deleted from this Agreement;



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         (e)      in this  Agreement  all  reference  to the  singular  shall be construed to include the plural where the context so permits, the masculine to include the feminine and neutral gender and where necessary a body corporate and vice versa.

     26. Any notice, direction or instrument required or permitted to be given hereunder shall be given in writing and be mailed, postage prepaid or delivered by one party to the other at the addresses first herein appearing. Any notice, direction or other instrument aforesaid if delivered shall be deemed to be given or made on the day on which it was delivered or if mailed, shall be deemed to have been given or made on the third business day following the day on which it was mailed, provided that if there shall be a postal strike, slow down or other labor dispute which may affect the delivery of such notice through the mail between the time of mailing and the actual receipt of notice then such notice shall only be effective if actually delivered. Any party may, from time to time, give notice of any change of its respective address and, in such event, the address of such party shall be deemed to be changed accordingly.

         IN WITNESS WHEREOF the Company and the Contractor have duly executed this Agreement.


The common seal of DSI Datotech Systems,
Inc. was affixed in the presence of:

/s/         Davis                                                c/s
----------------------------------------------------------

/s/  Maren K. Dancer
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Date: December 19, 1997

The Corporate seal of Edward C. Pardiak
Limited was affixed in the presence of:

/s/ Edward C. Pardiak                                            c/s
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Date: December 19, 1997